EXHIBIT 11

                              THE FINOVA GROUP INC.
                        COMPUTATION OF EARNINGS PER SHARE
                  (Dollars in Thousands, except per share data)


                                                     Three Months Ended
                                                          March 31,
                                                ----------------------------
                                                    1998            1997
                                                ------------    ------------
   Basic Earnings Per Share Computation:

   Net income                                   $     39,077    $     31,658
                                                ============    ============

   Weighted average shares outstanding            56,414,000      54,288,000
   Contingently issued shares                       (276,000)       (326,000)
                                                ------------    ------------
   Adjusted weighted average shares               56,138,000      53,962,000
                                                ============    ============

   Net income per share                         $       0.70    $       0.59
                                                ============    ============

   Diluted Earnings Per Share Computation:

   Net income                                   $     39,077    $     31,658
   Preferred dividends, net of tax                       946           1,155
                                                ------------    ------------
   Net income available to common shareowners
                                                $     40,023    $     32,813
                                                ============    ============

   Weighted average shares outstanding            56,414,000      54,288,000

   Contingently issued shares                       (135,000)       (172,000)
   Incremental shares from assumed
     conversions:
      Stock options                                1,862,000       1,561,000
      Convertible preferred securities             2,938,000       2,938,000
                                                ------------    ------------
   Total potential dilutive common shares          4,800,000       4,499,000
                                                ------------    ------------

   Adjusted weighted average shares               61,079,000      58,615,000
                                                ============    ============

   Earnings per share                           $       0.66    $       0.56
                                                ============    ============
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